Exhibit 99.1

Great Elm Capital Corp. Announces

Third Quarter 2024 Financial Results

Company to Host Conference Call and Webcast at 8:30 AM ET Today

PALM BEACH GARDENS, Florida, October 31, 2024 – Great Elm Capital Corp. (“we,” “our,” the “Company” or “GECC”) (NASDAQ: GECC), a business development company, today announced its financial results for the third quarter ended September 30, 2024.

Third Quarter and Other Recent Highlights:

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Net investment income (“NII”) for the quarter ended September 30, 2024 was $4.1 million, or $0.39 per share, as compared to $3.1 million, or $0.32 per share, for the quarter ended June 30, 2024.
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Net assets were $125.8 million, or $12.04 per share, on September 30, 2024, as compared to $126.0 million, or $12.06 per share, on June 30, 2024.
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In September 2024, issued $36.0 million of 8.125% unsecured notes due 2029 (the “GECCH Notes”) and an additional $5.4 million in October with the full exercise of the underwriters’ overallotment option.
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Redeemed all outstanding 6.75% unsecured notes due in January 2025 (the “GECCM Notes”) on October 12, 2024 with net proceeds from the GECCH notes and cash on hand.
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GECC’s asset coverage ratio was 166.2% as of September 30, 2024, as compared to 171.0% as of June 30, 2024 and 168.4% as of September 30, 2023.
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Pro forma for the GECCH issuances and GECCM redemption, the asset coverage ratio would have been 164.4%
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The Board of Directors approved a quarterly dividend of $0.35 per share for the fourth quarter of 2024, equating to a 14.0% annualized yield on the Company’s closing market price on October 30, 2024 of $10.03.

Management Commentary

“We had a strong third quarter, reporting NII that exceeded our quarterly distribution and generating record total investment income of $11.7 million,” said Matt Kaplan, GECC’s Chief Executive Officer. “Along with managing our stable portfolio, we successfully refinanced our GECCM Notes, extending our debt maturity profile. We look forward to closing a very successful 2024 on firm footing, after completing multiple substantial capital raises at NAV and launching our CLO joint venture. Our innovative JV approach utilizing the CLO structure has increased our exposure to first lien bank loans with long term, non-recourse financing, and is already delivering strong cash income. Looking ahead, we believe we remain well-positioned to maintain our dividend coverage and deliver attractive risk-adjusted returns to our shareholders.”

Financial Highlights – Per Share Data

	Q3/2023	Q4/2023	Q1/2024	Q2/2024	Q3/2024
Earnings Per Share (“EPS”)	$1.02	$0.55	($0.05)	($0.14)	$0.33
Net Investment Income (“NII”) Per Share	$0.40	$0.43	$0.37	$0.32	$0.39
Pre-Incentive Net Investment Income Per Share	$0.50	$0.54	$0.46	$0.40	$0.49
Net Realized and Unrealized Gains / (Losses) Per Share	$0.62	$0.12	($0.42)	($0.46)	($0.06)
Net Asset Value Per Share at Period End	$12.88	$12.99	$12.57	$12.06	$12.04
Distributions Paid / Declared Per Share	$0.35	$0.45	$0.35	$0.35	$0.35

Portfolio and Investment Activity

As of September 30, 2024, GECC held total investments of $333.3 million at fair value, as follows:

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53 debt investments in corporate credit, totaling approximately $204.8 million, representing 61.4% of the fair market value of the Company’s total investments. Secured debt investments comprised a substantial majority of the fair market value of the Company’s debt investments.
•
An investment in Great Elm Specialty Finance, totaling approximately $43.6 million, comprised of one debt investment of $29.7 million and one equity investment of $13.9 million, representing 8.9% and 4.2%, respectively, of the fair market value of the Company’s total investments.
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An investment in the CLO JV, totaling approximately $32.9 million, representing 9.9% of the fair market value of the Company’s total investments.
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Seven dividend paying equity investments, totaling approximately $36.3 million, representing 10.9% of the fair market value of the Company’s total investments.
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Other equity investments, totaling approximately $15.7 million, representing 4.7% of the fair market value of the Company’s total investments.

As of September 30, 2024, the weighted average current yield on the Company’s debt portfolio was 12.8%. Floating rate instruments comprised approximately 72% of the fair market value of debt investments (up from 69% last quarter) and the Company’s fixed rate debt investments had a weighted average maturity of 2.0 years.

During the quarter ended September 30, 2024, we deployed approximately $73.6 million into 29 investments(1) at a weighted average current yield of 11.5%.

During the quarter ended September 30, 2024, we monetized, in part or in full, 38 investments for approximately $39.1 million(2), at a weighted average current yield of 10.9%. Monetizations include $13.2 million of mandatory debt paydowns and redemptions at a weighted average current yield of 13.1%.

Financial Review

Total investment income for the quarter ended September 30, 2024 was $11.7 million, or $1.12 per share. Net expenses for the quarter ended September 30, 2024 were approximately $7.7 million, or $0.73 per share.

Net realized and unrealized losses for the quarter ended September 30, 2024 were approximately $0.6 million, or $0.06 per share.

Liquidity and Capital Resources

As of September 30, 2024, cash and money market fund investments totaled approximately $26.0 million.

As of September 30, 2024, total debt outstanding (par value) was $235.3 million, comprised of 6.75% senior notes due January 2025 (NASDAQ: GECCM), 5.875% senior notes due June 2026 (NASDAQ: GECCO), 8.75% senior notes due September 2028 (NASDAQ: GECCZ), 8.50% senior notes due April 2029 (NASDAQ: GECCI) and 8.125% senior notes due December 2029 (NASDAQ: GECCH).

Subsequent to quarter-end, the Company used the net proceeds from the GECCH Notes issuance and cash on hand to redeem all GECCM Notes. As of October 30, 2024, pro-forma total debt outstanding (par value) was $195.4 million.

Distributions

The Company’s Board of Directors has approved a quarterly cash distribution of $0.35 per share for the quarter ending December 31, 2024. The fourth quarter distribution will be payable on December 31, 2024 to stockholders of record as of December 16, 2024.

The distribution equates to a 14.0% annualized dividend yield on the Company’s closing market price on October 30, 2024 of $10.03 and an 11.6% annualized dividend yield on the Company’s September 30, 2024 NAV of $12.04 per share.

Conference Call and Webcast

GECC will discuss these results in a conference call today at 8:30 a.m. ET.

Conference Call Details

Date/Time: Thursday, October 31, 2024 – 8:30 a.m. ET

Participant Dial-In Numbers:

(United States): 877-407-0789

(International): 201-689-8562

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “GECC”. An accompanying slide presentation will be available in pdf format via the “Events and Presentations” section of Great Elm Capital Corp.’s website here after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the internet via the “Events and Presentations” section of GECC’s website or by clicking on the webcast link here.

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses. For additional information, please visit http://www.greatelmcc.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. The key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, without limitation: conditions in the credit markets, our expected financings and investments, including interest rate volatility, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Endnotes:

(1) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and capitalized PIK income. Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

(2) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	September 30, 2024	December 31, 2023
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $259,732 and $179,626, respectively)	$256,777	$183,335
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $85,484 and $10,807, respectively)	85,474	10,807
Affiliated investments, at fair value (amortized cost of $12,378 and $13,423, respectively)	-	1,067
Controlled investments, at fair value (amortized cost of $80,642 and $46,300, respectively)	76,506	46,210
Total investments	418,757	241,419

Cash and cash equivalents	305	953
Receivable for investments sold	3,121	840
Interest receivable	3,652	2,105
Dividends receivable	622	1,001
Due from portfolio company	1	37
Deferred financing costs	262	335
Prepaid expenses and other assets	306	135
Total assets	$427,026	$246,825

Liabilities
Notes payable (including unamortized discount of $5,317 and $2,896, respectively)	$229,967	$140,214
Payable for investments purchased	66,043	3,327
Interest payable	170	32
Accrued incentive fees payable	2,594	1,431
Distributions payable	-	760
Due to affiliates	1,445	1,195
Accrued expenses and other liabilities	981	1,127
Total liabilities	$301,200	$148,086

Commitments and contingencies	$-	$-

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 10,449,888 shares issued and outstanding and 7,601,958 shares issued and outstanding, respectively)	$104	$76
Additional paid-in capital	319,438	283,795
Accumulated losses	(193,716)	(185,132)
Total net assets	$125,826	$98,739
Total liabilities and net assets	$427,026	$246,825
Net asset value per share	$12.04	$12.99

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$6,321	$6,357	$18,276	$17,669
Non-affiliated, non-controlled investments (PIK)	826	552	2,267	1,591
Affiliated investments	-	33	64	95
Controlled investments	974	650	2,858	1,715
Controlled investments (PIK)	-	-	-	233
Total interest income	8,121	7,592	23,465	21,303
Dividend income from:
Non-affiliated, non-controlled investments	584	254	2,015	899
Controlled investments	3,002	525	3,912	1,841
Total dividend income	3,586	779	5,927	2,740
Other commitment fees from non-affiliated, non-controlled investments	-	802	700	2,406
Other income from:
Non-affiliated, non-controlled investments	20	103	92	214
Total other income	20	103	92	214
Total investment income	$11,727	$9,276	$30,184	$26,663

Expenses:
Management fees	$1,201	$899	$3,209	$2,652
Incentive fees	1,018	763	2,580	2,315
Administration fees	375	420	1,156	1,056
Custody fees	38	19	110	62
Directors’ fees	52	51	160	156
Professional services	409	422	1,210	1,392
Interest expense	4,210	3,344	10,490	8,934
Other expenses	277	267	866	770
Total expenses	$7,580	$6,185	$19,781	$17,337
Net investment income before taxes	$4,147	$3,091	$10,403	$9,326
Excise tax	$75	$39	$80	$67
Net investment income	$4,072	$3,052	$10,323	$9,259

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$227	$1,637	$2,738	$4,024
Affiliated investments	(1)	-	(626)	-
Controlled investments	-	(3,461)	-	(3,461)
Realized loss on repurchase of debt	(3)	-	(3)	-
Total net realized gain (loss)	223	(1,824)	2,109	563
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	715	2,581	(6,674)	8,416
Affiliated investments	1	25	(22)	177
Controlled investments	(1,537)	3,926	(4,046)	2,707
Total net change in unrealized appreciation (depreciation)	(821)	6,532	(10,742)	11,300
Net realized and unrealized gains (losses)	$(598)	$4,708	$(8,633)	$11,863
Net increase (decrease) in net assets resulting from operations	$3,474	$7,760	$1,690	$21,122

Net investment income per share (basic and diluted):	$0.39	$0.40	$1.08	$1.22
Earnings per share (basic and diluted):	$0.33	$1.02	$0.18	$2.77
Weighted average shares outstanding (basic and diluted):	10,449,888	7,601,958	9,556,695	7,601,958